UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2013

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299	91101
Pasadena, California
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

- - - - - - - - - - - - - - - - - - - -

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]                    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01               Regulation FD Disclosure

On May 13, 2013, Alexandria Real Estate Equities, Inc. (the “Company”) announced that it is commencing an underwritten public offering of 6,000,000 shares of common stock.  The offering price and other terms are to be determined by negotiations between the Company and the underwriters.  The Company expects to grant the underwriters a thirty-day option to purchase up to 900,000 additional shares of common stock.

The Company hereby updates its guidance as of May 13, 2013, for funds from operations (“FFO”) per share (diluted) and earnings per share (diluted) for the year ending December 31, 2013, based on the expected terms of the offering of common stock and other factors.  Changes to the Company’s guidance for the year ending December 31, 2013, are primarily comprised of the following:

•                  Public offering of 6,000,000 shares of the Company’s common stock plus 900,000 additional shares of common stock pursuant to an option granted to the underwriters.

•                  The Company has re-evaluated its previous decision to execute a partial sale of its interest in the 75/125 Binney Street development project and now plans to retain 100% ownership of the project.  This reassessment will allow the Company to fully capture the potential upside from this project and will increase its planned investment in the project by a range of $60 million to $70 million.  In addition, the Company’s projected construction spending in 2013 related to the 75/125 Binney Street project will increase by approximately $47 million.

•                  Acquisition of additional income producing properties in a range from $200 million to $300 million.

•                  The Company’s guidance assumes the potential issuance of unsecured senior notes payable earlier in 2013 than previously anticipated.  The Company’s prior guidance assumed the issuance of unsecured senior notes payable later in 2013.

•                  The Company expects capitalized interest to increase by approximately $4 million compared to its previous guidance primarily due to an increase in the Company’s projected weighted average interest rate used for capitalization of interest for 2013 related to an update to the Company’s projected timing of the issuance of unsecured senior notes payable from later in 2013 to earlier in 2013.  Additionally, capitalized interest is expected to increase due to additional interest expense related to the Company’s decision to retain 100% ownership of its 75/125 Binney Street development project.  There were no significant changes to capitalized interest for 2013 related to projects included in construction in progress other than the 75/125 Binney Street project.  The earlier projected issuance of unsecured senior notes payable, coupled with the initial use of the proceeds from the Company’s common stock offering, is expected to reduce the outstanding balance of the Company’s unsecured senior line of credit.  The reduction in outstanding borrowings under the Company’s unsecured senior line of credit in 2013 will result in an increase in the Company’s weighted average interest rate used in the calculation of capitalized interest.  In aggregate, the Company’s weighted average interest rate used in the calculation of capitalized interest for 2013 is expected to increase by approximately 0.15% to 0.20% for 2013, compared to the Company’s previous guidance.

•                  The Company expects interest expense, net, to decline by approximately $3 million compared to its previous guidance primarily due to an increase in projected net proceeds from the issuance of common stock as a result of the offering, in comparison to the Company’s prior assumption of $125 million to $175 million in net proceeds from the issuance of common stock, partially offset by additional interest cost associated with the updated timing of the issuance of unsecured senior notes payable and an increase in the Company’s investment and construction funding requirements for the 75/125 Binney Street development project.

•                  The Company expects the velocity of leasing activity to accelerate and an overall improvement in occupancy by the end of 2013, compared to its previous guidance.

Based on the Company’s current view of existing market conditions, the expected terms and size of the public offering, and certain current assumptions and estimates, the Company expects that its guidance for FFO per share (diluted) and earnings per share (diluted) for the year ending December 31, 2013, and the Company’s sources and uses of capital for the year ending December 31, 2013, will be as shown in the tables below.

The following table provides a reconciliation of FFO per share attributable to Alexandria’s Real Estate Equities, Inc.’s common stockholders – diluted, a non-GAAP measure, to earnings per share, the most directly comparable generally accepted accounting principles (“GAAP”) measure and other key assumptions included in the Company’s guidance for the year ending December 31, 2013.

Event	Guidance Reported on May 13, 2013	Guidance Reported on April 29, 2013

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.50 - $1.60	$1.43 - $1.59
Depreciation and amortization (1)	$2.80 - $2.90	$2.95 - $3.11
Loss on sale of real estate	$0.01	$0.01
Other	($0.01)	($0.01)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$4.35 - $4.45	$4.46 - $4.62

	Guidance Reported on May 13, 2013	Guidance Reported on April 29, 2013
Key projection assumptions
Same property net operating income growth – cash basis	5% to 7%	4% to 7%
Same property net operating income growth – GAAP basis	1% to 3%	Up to 3%
Rental rate steps on lease renewals and re-leasing of space – cash basis	1% to 3%	Up to 2%
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	7% to 12%	5% to 10%
Occupancy percentage for all operating properties at December 31, 2013	94.3% to 94.7%	93.9% to 94.3%
Straight-line rents	$24 to $26 million	$24 to $26 million
Amortization of above and below market leases	$3 to $4 million	$3 to $4 million
General and administrative expenses	$48 to $51 million	$48 to $51 million
Capitalization of interest (2)	$51 to $57 million	$47 to $53 million
Interest expense, net (3)	$71 to $81 million	$74 to $84 million
Net debt to adjusted EBITDA for the annualized three months ended December 31, 2013	6.5x	6.5x
Fixed charge coverage ratio for the annualized three months ended December 31, 2013	3.0x	2.9x to 3.0x

(1)         The decrease in depreciation and amortization on a per share basis in the Company’s current guidance is primarily due to an increase in the projected weighted average shares of common stock outstanding for the year ended December 31, 2013.

(2)         See the fifth bullet point in the second paragraph on the prior page for further detail.

(3)         See the sixth bullet point in the second paragraph on the prior page for further detail.

On a short-term basis, the Company’s unhedged variable rate debt as a percentage of total debt may range up to 30%.  The Company’s strategy is to have unhedged variable rate debt available for repayment as it issues unsecured senior notes payable, extends its maturity profile, transitions variable rate debt to fixed rate debt, and enhances its long-term capital structure.  The Company’s unhedged variable rate debt as a percentage of total debt is targeted to decrease to less than 18% by December 31, 2013.

The Company expects that its principal liquidity needs for the year ending December 31, 2013, will be satisfied by the following multiple sources of capital as shown in the table below.  There can be no assurance that the Company’s sources and uses of capital will not be materially higher or lower than these expectations.

	Guidance Reported on May 13, 2013				Guidance Reported on April 29, 2013
Sources and Uses of Capital for the Year Ending December 31, 2013 (in millions)	Completed as of March 31, 2013	Projected		Total	Total
Sources of capital:
Net cash provided by operating activities less dividends (1)	$34	$96 - 116		$130 - 150	$130 - 150
2013 asset sales initially targeted for 4Q12 closing	43	34	(2)	77	77
2013 asset sales initially projected on December 5, 2012
Non-income-producing (2)	–	115 – 155	(2)	115 – 155	175 - 225
Income-producing	82	0 - 13		82 - 95	82 – 95
Secured construction loan borrowings (3)	17	28 – 38		45 - 55	20 - 30
Unsecured senior notes payable	–	350 - 450		350 - 450	350 - 450
Issuance of common stock (2) (4)	–	415 - 490		415 - 490	125 - 175
Total sources of capital	$176	$1,038 - 1,296		$1,214 - 1,472	$959 - 1,202

Uses of capital:
Development, redevelopment, and construction (5)	$104	$513 - 563		$617 - 667	$570 – 620
Seller financing of asset sales	39	–		39	39
Acquisitions (6)	–	200 - 300		200 - 300	–
Secured notes payable repayments	3	34		37	37
Unsecured senior bank term loan repayment	–	125 - 175		125 - 175	125 - 175
Paydown of unsecured senior line of credit	30	166 - 224		196 - 254	188 – 331
Total uses of capital	$176	$1,038 - 1,296		$1,214 - 1,472	$959 - 1,202

(1)          See “Key Projection Assumptions” in the table on the previous page.

(2)          See the table of 2013 non-income-producing asset sales on the next page.  The Company has re-evaluated its previous decision to execute a partial sale of its interest in the 75/125 Binney Street development project and now plans to retain 100% ownership of the project.  This reassessment will increase its planned investment in the project by a range of $60 million to $70 million.

(3)          See footnote 2 above.  As a result of the Company’s plan to retain 100% of this project, the Company’s secured construction loan borrowings increased by approximately $25 million and will be included in its consolidated financial statements.  The Company’s prior guidance assumed this loan was classified at the unconsolidated joint venture level.  The Company expects to obtain a secured construction loan to fund 60% to 70% of the total project costs for this project.

(4)          The Company’s guidance range includes an estimate of the net proceeds from the sale of 6 million to 6.9 million shares of its common stock.  The final net proceeds will be determined based upon the final terms of the common stock offering and the amount of additional shares sold pursuant to the underwriters’ thirty-day option to purchase up to 900,000 additional shares of common stock.

(5)          See footnote 2 above.  As a result of the Company’s plan to hold 100% of the 75/125 Binney Street project, the Company’s share of the projected construction spending for 2013 increased by approximately $47 million over its prior guidance.  The total estimated cost at completion for 75/125 Binney Street has not changed since the Company’s estimate as of March 31, 2013.

(6)          The Company’s prior guidance assumed no property acquisitions, but the Company continuously and intensively reviews a pipeline of opportunistic property acquisitions in the Company’s key core cluster markets that the Company would expect to fund on a leverage-neutral basis.  The Company’s current guidance assumes $200 million to $300 million of near-term acquisitions of income producing properties in the Company’s key core cluster markets.

The Company’s revised guidance for 2013 includes the following targeted sales of non-income-producing assets for the remainder of 2013 (in millions):

	Projected 2013 Non-Income-Producing Asset Sales for the Nine Months Ended December 31, 2013
	Identified	TBD	Total
2013 non-income-producing asset sales initially targeted for 4Q12 closing
Book value of land subject to sale negotiations	$34	$–	$34
Subtotal	34	–	34

2013 non-income-producing asset sales initially projected on December 5, 2012
Book value of land subject to sale negotiations	11	–	11
Future non-income-producing asset sales expected to be identified in the next several months	–	104 - 144	104 - 144
Subtotal	11	104 - 144	115 - 155

Total 2013 non-income-producing asset sales target	$45	$104 - 144	$149 - 189

The following table presents the Company’s updated construction spending projections reflecting re-evaluation of the decision to execute a partial sale of the 75/125 Binney development project. This re-evaluation will result in increases in construction spending of approximately $47 million for the remainder of 2013 and $163 million thereafter.

Construction spending - projection	Nine Months Ended December 31, 2013 (in thousands)	Thereafter (in thousands)
Active development projects in North America	$309,809	$326,367	(1)
Active redevelopment projects in North America	62,335	14,043
Preconstruction	33,760	TBD	(2)
Generic infrastructure/building improvement projects in North America (3)	36,728	TBD	(2)
Future projected construction projects (4)	42,320 - 92,320	TBD	(2)
Development and redevelopment projects in Asia	27,799	23,154
Total construction spending	$512,751-562,751	$363,564

(1)         Based on current market conditions and the Company’s current underwriting assumptions, approximately 60% of construction spending beyond December 31, 2013 is expected to be funded by future secured construction loan borrowings related to the Company’s 269 East Grand Avenue and 75/125 Binney Street development projects.

(2)        Estimated spending beyond 2013 will be determined at a future date and is contingent upon many factors.

(3)         Includes, among others, generic infrastructure building improvement projects in North America, including 215 First Street, 7030 Kit Creek, and 1300 Quince Orchard Boulevard.

(4)         Includes future projected construction projects in North America, including 3013/3033 Science Park Road.

Funds from operations and funds from operations, as adjusted

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of FFO.  Since its introduction, FFO has become a widely used non-GAAP financial measure among equity real estate investment trusts (“REITs”).  The Company believes that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  Moreover, the Company believes that FFO, as adjusted, is also helpful because it allows investors to compare the Company’s performance to the performance of other real estate companies between periods, and on a consistent basis, without having to account for differences caused by investment and disposition decisions, financing decisions, terms of securities, capital structures, and capital market transactions.  The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper and related implementation guidance (“NAREIT White Paper”).  The NAREIT White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable real estate and land parcels and impairments of depreciable real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Impairments of real estate relate to decreases in the estimated fair value of real estate due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.  Impairments of real estate represent the non-cash write-down of assets when fair value over the recoverability period is less than the carrying value.  The Company computes FFO, as adjusted, as FFO calculated in accordance with the NAREIT White Paper, plus losses on early extinguishment of debt, preferred stock redemption charges, and impairments of land parcels, less realized gain on equity investment primarily related to one non-tenant life science entity, and the amount of such items that is allocable to the Company’s unvested restricted stock awards.  The Company’s calculations of both FFO and FFO, as adjusted, may differ from those methodologies utilized by other equity REITs for similar performance measurements, and, accordingly, may not be comparable to those of other equity REITs.  Neither FFO nor FFO, as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor are they indicative of the availability of funds for the Company’s cash needs, including funds available to make distributions.

The information contained in this Item is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  Such information shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date: May 13, 2013	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer